Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
	Dallas, TX 75252		www.pmctrust.com
PMC Commercial Trust Announces Third Quarter Financial Results
PMC Commercial Trust
NYSE Amex (Symbol PCC)
www.pmctrust.com

Dallas, TX	November 9, 2009
PMC Commercial Trust (NYSE Amex: PCC) announced third quarter financial results today.
Compared to Third Quarter 2008
Income from continuing operations for the third quarter of 2009 increased to $1,469,000 ($0.14 per share) from $587,000 ($0.06 per share) during the third quarter of 2008. Net income increased to $1,895,000, or $0.18 per share, during the third quarter of 2009 compared to $603,000, or $0.06 per share, for the third quarter of 2008. Our income from continuing operations and net income were significantly impacted during the three months ended September 30, 2008 for a one-time charge of $1,573,000 related to cost reduction initiatives. Excluding this one-time charge, net income for the third quarter of 2008 was $2,176,000 or $0.20 per share.
Compared to Second Quarter 2009
Our income from continuing operations decreased $75,000 to $1,469,000 ($0.14 per share) during the third quarter of 2009 from $1,544,000 ($0.15 per share) during the second quarter of 2009. Net income increased by $331,000 to $1,895,000, or $0.18 per share, during the third quarter of 2009 compared to $1,564,000, or $0.15 per share, for the second quarter of 2009.
Management Remarks
Lance B. Rosemore, Chairman of the Board of Trust Managers, stated; “I continue to be proud of our employees and their commitment to maintain profitability during these challenging economic times. As a result of the lack of liquidity in the marketplace, we are increasing the utilization of our SBA 7(a) license. LIBOR continues to keep current yield levels on our loan portfolio at all-time lows with the impact during 2009 estimated to be close to $3.0 million. In a more normalized interest rate environment, our 2009 profitability would have been more comparable to that of 2008.
“While our portfolio continues to perform well, we have seen the weakened economy impact some of our borrowers and we have taken possession of two properties through foreclosure. We anticipate the weakness to continue for at least several quarters. Our loans are typically real estate secured and, in most cases, the value of the underlying collateral should cover our principal exposure. However, during 2009 we have increased our reserves for loan losses in response to the current economic conditions.

PMC COMMERCIAL TRUST	Earnings Press Release	November 9, 2009
“We currently have a $45 million short-term credit facility and have had a maximum outstanding of just under $30 million during 2009. Since the facility is scheduled to mature at the end of 2009, we are negotiating with our lender to extend our facility through 2010. We anticipate that the facility will be extended with a reduction in borrowing availability during 2010 while providing liquidity for us to continue funding loans using our SBA 7(a) platform. We anticipate SBA 7(a) loan originations during 2010 will range between $30 million and $40 million.”
Financial Results
Third Quarter of 2009 vs. Third Quarter of 2008
In addition to the one-time charge during the third quarter of 2008 described above, other significant changes included:
•	We recorded non-cash gains on sales of real estate (included in discontinued operations) of $592,000 during the third quarter of 2009 due to income recognition on previously deferred gains;
•	Our overhead (salaries and related benefits and general and administrative) decreased $485,000 due primarily to our 2008 cost reduction initiatives and a reduction in legal fees;
•	Our interest income, net of interest expense, decreased $462,000 due primarily to the decline in LIBOR;
•
During the third quarter of 2009 we recorded permanent impairments on our retained interests in transferred assets (“Retained Interests”) of $438,000 while there were no impairments recorded in the third quarter of 2008;

•
Income from Retained Interests decreased $375,000 due primarily to a reduction in our weighted average Retained Interests of 28% partially offset by an increase in unanticipated prepayment fees of $106,000;

•	Other income increased $303,000 due primarily to premium income recognized on the sale of the guaranteed portion of our SBA 7(a) loans; and
•	Provision for loan losses, net, increased $291,000 due to current market conditions.
Third Quarter of 2009 vs. Second Quarter of 2009
Significant changes included:
•	Our other income increased $429,000 due primarily to premium income recognized on the sale of the guaranteed portion of our SBA 7(a) loans;
•	During the third quarter of 2009 we recorded permanent impairments on our Retained Interests of $438,000 compared to $17,000 of impairments recorded in the second quarter of 2009; and
•
Provision for loan losses, net, increased $337,000 due to increases in both our specific and general reserves due primarily to devaluations of real estate collateral underlying our limited service hospitality loans.

PMC COMMERCIAL TRUST	Earnings Press Release	November 9, 2009
Nine Months Ended September 30, 2009 vs. Nine Months Ended September 30, 2008
In addition to the one-time charge during the third quarter of 2008 described above, other significant changes included:
•
For the nine months ended September 30, 2009 our income from continuing operations decreased to $4,609,000 ($0.44 per share) from $6,737,000 ($0.63 per share) during the nine months ended September 30, 2008; and

•	For the nine months ended September 30, 2009, net income decreased to $5,805,000, or $0.48 per share, compared to $7,515,000, or $0.70 per share, for the nine months ended September 30, 2008.
Excluding the one-time charge, our net income for the nine months ended September 30, 2008 was $9,088,000 or $0.84 per share.
Interest Rate Sensitivity
•	Approximately 67% of our retained loans at September 30, 2009 were based on LIBOR.
•	The base LIBOR charged to our borrowers during the third quarter of 2009 was 0.60% compared to 2.79% during the third quarter of 2008.
•	The base LIBOR for the fourth quarter of 2009 has been set at 0.29%. During the fourth quarter of 2008 the base LIBOR was 3.88%.
•	The average base LIBOR charged to our borrowers during the nine months ended September 30, 2009 was 1.08% compared to 3.41% during the nine months ended September 30, 2008.
Financial Position
•	Our total assets were relatively unchanged at $229.4 million at September 30, 2009 compared to $227.5 million at December 31, 2008 and $228.3 million at September 30, 2008.
•	Our total serviced loan portfolio was $267.9 million at September 30, 2009 down from $275.5 million at December 31, 2008 and $287.3 million as of September 30, 2008.
•	Our outstanding retained loan portfolio was $200.0 million at September 30, 2009 compared to $180.6 million at December 31, 2008 and $186.7 million as of September 30, 2008.
Originations
•	During the third quarter of 2009, we originated $8.4 million of SBA 7(a) loans compared to $2.5 million in the third quarter of 2008.
•	During the first nine months of 2009, we originated $16.2 million of SBA 7(a) loans compared to $7.0 million during the first nine months of 2008.
•	Our pipeline of outstanding loan commitments has increased to $23.2 million at September 30, 2009 from $10.0 million at December 31, 2008.
•	We increased our estimate of 2009 fundings by approximately $5 million and now anticipate our 2009 fundings to be between $25 million and $35 million.
•	Depending on liquidity, we expect that fundings during 2010 will be between $30 million and $40 million.

PMC COMMERCIAL TRUST	Earnings Press Release	November 9, 2009
Liquidity
•	Our $45 million uncollateralized revolving credit facility, which matures December 31, 2009, had $23.9 million outstanding at September 30, 2009.
•	We are currently negotiating to extend the maturity of our revolving credit facility to December 31, 2010.
•	We anticipate that the aggregate amount available under our revolving credit facility will decrease and the costs are expected to increase.
•	There can be no assurance that we will be able to extend or replace our revolving credit facility.
Dividends
•
Regular quarterly dividends on our common shares of $0.545 have been declared during 2009 which includes the regular quarterly dividend declared in September 2009 of $0.16 per share that was paid on October 13, 2009 to shareholders of record on September 30, 2009.

•	It is presently anticipated that the dividend to be declared in the fourth quarter will be consistent with the $0.16 per share dividend paid in October 2009.
•	There has been no guidance provided by the Board of Trust Managers for dividends to be declared in 2010.
•	Since our inception in 1993, we have paid over $162.5 million in dividends or $22.36 per common share.
Financial Position Information

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
	(In thousands, except per share information)
Loans receivable, net	$198,712	$184,415	$193,194	$179,807	$186,190
Retained interests in transferred assets	$12,413	$25,399	$24,742	$33,248	$33,384
Total assets	$229,367	$225,443	$233,558	$227,524	$228,314
Debt	$69,693	$66,245	$71,574	$61,814	$60,585
Total beneficiaries’ equity	$152,756	$152,649	$153,023	$154,362	$156,793
Shares outstanding	10,548	10,548	10,587	10,695	10,782
Net asset value per share	$14.48	$14.47	$14.45	$14.43	$14.54

PMC COMMERCIAL TRUST	Earnings Press Release	November 9, 2009
PMC Commercial Trust and Subsidiaries
Comparative Results of Operations

	Nine Months Ended September 30,			Three Months Ended September 30,
	2009	2008	Inc (Dec) %	2009	2008	Inc (Dec) %
	(Dollars in thousands, except per share information)
Income:
Interest income	$8,466	$10,886	(22%)	$2,830	$3,601	(21%)
Income from retained interests in transferred assets	2,369	5,243	(55%)	672	1,047	(36%)
Other income	1,265	1,587	(20%)	735	432	70%

Total revenues	12,100	17,716	(32%)	4,237	5,080	(17%)

Expenses:
Interest	2,240	3,163	(29%)	644	953	(32%)
Salaries and related benefits	2,864	3,752	(24%)	944	1,161	(19%)
General and administrative	1,380	1,794	(23%)	403	671	(40%)
Severance and related benefits	—	1,573	(100%)	—	1,573	(100%)
Impairments and provisions	1,111	491	126%	831	102	715%

Total expenses	7,595	10,773	(29%)	2,822	4,460	(37%)

Income before income tax benefit (provision) and discontinued operations	4,505	6,943	(35%)	1,415	620	128%

Income tax benefit (provision)	104	(206)	(150%)	54	(33)	(264%)

Income from continuing operations	4,609	6,737	(32%)	1,469	587	150%

Discontinued operations	476	778	(39%)	426	16	2,563%

Net income	$5,085	$7,515	(32%)	$1,895	$603	214%

Basic weighted average shares outstanding	10,582	10,771		10,548	10,782

Basic and diluted earnings per share:
Income from continuing operations	$0.44	$0.63		$0.14	$0.06
Discontinued operations	0.04	0.07		0.04	—

Net income	$0.48	$0.70		$0.18	$0.06

PMC COMMERCIAL TRUST	Earnings Press Release	November 9, 2009
PMC Commercial Trust and Subsidiaries
Quarterly Operating Results

	Three Months Ended
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
	2009	2009	2009	2008	2008
	(In thousands)
Revenues:
Interest income	$2,830	$2,785	$2,851	$3,654	$3,601
Income from retained interests in transferred assets	672	781	916	1,122	1,047
Other income	735	306	224	625	432

Total revenues	4,237	3,872	3,991	5,401	5,080

Expenses:
Interest	644	790	806	836	953
Salaries and related benefits	944	999	921	953	1,161
General and administrative	403	534	443	510	671
Severance and related benefits	—	—	—	235	1,573
Impairments and provisions	831	73	207	469	102

Total expenses	2,822	2,396	2,377	3,003	4,460

Income before income tax benefit (provision) and discontinued operations	1,415	1,476	1,614	2,398	620

Income tax benefit (provision)	54	68	(18)	(113)	(33)

Income from continuing operations	1,469	1,544	1,596	2,285	587

Discontinued operations	426	20	30	6	16

Net income	$1,895	$1,564	$1,626	$2,291	$603

PMC COMMERCIAL TRUST	Earnings Press Release	November 9, 2009
Real Estate Investment Trust (“REIT”) Taxable Income
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
The following reconciles net income to REIT taxable income:

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(In thousands)

Net income	$5,085	$7,515	$1,895	$603
Book/tax difference on depreciation	(42)	(45)	(14)	(15)
Book/tax difference on deferred gains from property sales	(642)	(778)	(592)	(16)
Book/tax difference on Retained Interests, net	(66)	(3)	345	(151)
Severance accrual (payments)	(1,429)	1,573	—	1,573
Dividend distribution from taxable REIT subsidiary	—	2,000	—	—
Book/tax difference on amortization and accretion	(201)	(172)	(244)	(32)
Loan valuation	239	106	85	90
Other book/tax differences, net	(81)	(30)	(23)	(75)

Subtotal	2,863	10,166	1,452	1,977

Less: taxable REIT subsidiaries net income (loss), net of tax	268	(392)	127	(114)

REIT taxable income	$3,131	$9,774	$1,579	$1,863

Distributions declared	$5,757	$7,004	$1,688	$2,425

Weighted average common shares outstanding	10,582	10,771	10,548	10,782

Forward Looking Statements
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “expects,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of the Company, real estate conditions and market valuations of its shares, which could cause actual results to differ materially from those currently anticipated. The Company’s ability to meet targeted financial and operating results, including loan originations, operating income, net income and earnings per share depends on a variety of economic, competitive, and governmental factors, including changes in real estate market conditions, changes in interest rates and the Company’s ability to access capital under its credit facility or otherwise, many of which are beyond the Company’s control and which are described in the company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect any changes in expectations, subsequent events or circumstances.